                                                                      EXHIBIT 11



                          COLLINS & AIKMAN CORPORATION

      COMPUTATION OF EARNINGS PER SHARE IN MILLIONS, EXCEPT PER SHARE DATE


                                   (UNAUDITED)




                                                                                           QUARTER ENDED
                                                                                           -------------
                                                                                  SEPTEMBER 30,        SEPTEMBER 30,
                                                                                      2002                  2001
                                                                                      ----                  ----

Average common shares outstanding during the period:
             Basic......................................................              83.6                 42.5

Incremental shares under stock options computed under
             the price of issuer's stock during the period..............                --                   --
                                                                                        --                   --

             Total shares for basic EPS.................................              83.6                 42.5
                                                                                     =====                =====

Income (loss) from continuing operations
             before extraordinary item..................................             (45.2)               (13.8)

Income from discontinued operations, net of income
             taxes of $1.0 in 2001......................................                --                  1.4
                                                                                     -----                -----

             Net income (loss)..........................................             (45.2)               (12.4)
                                                                                     =====                =====

             Net income (loss) available to common shareholders.........             (45.2)               (12.4)
                                                                                     =====                =====

Net income (loss) per basic and diluted common share:
             Continuing operations......................................             (0.54)               (0.32)
             Discontinued operations....................................                --                 0.03
                                                                                     -----                -----

             Net income (loss)..........................................             (0.54)               (0.29)
                                                                                     =====                =====


Adjusted to reflect the one-for-2.5 reverse stock split effected on May 28, 2002.